Exhibit 23.20

CONSENT

To:	Ivanhoe Electric Inc. (the “Company”)

Re:	Registration Statement on Form S-1 of the Company (the “Company”)

I, Ronald G. Simpson of Geosim Services Inc., am an author of the Canadian NI 43-101 Technical Report titled “Pinaya Gold-Copper Project Technical Report” with an effective date of April 26, 2016 (the “Expert Report”) originally prepared for Kaizen Discovery Inc.

I understand that the Company wishes to make reference to my name and the Expert Report in its Registration Statement on Form S-1 (the “Registration Statement”) filed in connection with an offering by certain of the Company’s stockholders. I further understand that the Company wishes to use extracts and/or information from, the Expert Report in the Registration Statement related to the Pinaya Gold-Copper Project (the “Project”). I have been provided with a copy of the Registration Statement and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Registration Statement, I do hereby consent to:

•

the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Report in the Registration Statement; and

•

the use, in the Registration Statement, of extracts and information from the Expert Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me (“Undersigned’s Information”).

I confirm that where my work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: December 22, 2022

By:	/s/ Ronald G. Simpson, P. Geo
	Name:	Ronald G. Simpson, P. Geo
	Title:	President, Geosim Services Inc.